Exhibit 99.1

The Savannah Bancorp, Inc.

News Announcement

FOR IMMEDIATE RELEASE:

The Savannah Bancorp, Inc. Completes $12.2 Million

Private Placement Sale of Common Stock

SAVANNAH, GA (Business Wire) –August 30, 2005– The Savannah Bancorp, Inc. (NasdaqNM: SAVB),  announced the completion of the sale of 397,273 shares of common stock to certain accredited investors for approximately $12.2 million in a private placement sale of unregistered securities.  Non-affiliated accredited investors purchased 366,148 shares at $30.50 per share and affiliated accredited investors purchased 31,125 shares at $33.16.  NASD rules require that affiliated investors’ subscription price be at the closing bid price on the day prior to execution of the subscription agreements unless shareholder approval is obtained for a discount to market value.  Proceeds to the Company, net of placement fees and estimated expenses, were approximately $11.6 million. The Company's placement agent was Sterne, Agee & Leach, Inc.  The Company has 4,591,042 shares outstanding after completion of the private placement sale.

Of the net proceeds from the private offering, $10 million are intended to be used for the initial capitalization of Harbourside Community Bank, FSB (In Organization), a proposed new banking company on Hilton Head Island, SC.  The remainder of the proceeds will be used for general corporate purposes.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. The common stock was sold only to accredited investors pursuant to the exemption provided by Regulation D promulgated under the Securities Act of 1933.  The shares of common stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and they may not be offered or sold in the United States in the absence of an effective registration statement or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering resales of the shares sold in the private placement.

About The Savannah Bancorp, Inc.

The Savannah Bancorp, Inc., a bank holding company for The Savannah Bank, N.A. in Savannah, GA and Bryan Bank & Trust in Richmond Hill, GA, had total assets of $689 million as of June 30, 2005. The company provides banking, trust and mortgage services from six full service offices in Savannah and Richmond Hill, GA, and residential lending services from its loan production office on Hilton Head Island, SC.

Forward-looking Statements

Certain statements in this news release regarding future expectations and plans may be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; and significant changes in securities markets.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.  Any such statements are made in reliance on the safe harbor protections under the Private Securities Litigation Reform Act of 1995.

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Contacts - G. Mike Odom, Jr., Chief Executive Officer or

Robert B. Briscoe, Chief Financial Officer (912) 629-6486